EXHIBIT 10.42


                        SETTLEMENT AGREEMENT IN PRINCIPLE


The Parties, Ramp Corporation and Medix Resources, Inc. and Darryl R. Cohen ("Defendants"), and Lawrence Waldman, individually and as trustee of the named Plaintiffs In Case No. A0306937 in the Hamilton County Court of Common Pleas ("Plaintiffs") have participated in mediation and reached a settlement agreement on the following terms:

         1. The Defendants shall issue and provide to the Plaintiffs 2.5 million shares of Ramp Corporation stock by the end of a defined time period (the "Trading Period"). If the total receipts from sales are less than $75,000, then the Escrow Agents shall disburse from the escrow account the difference between the amounts received for those sales (net of commissions up to $1,000) and $75,000.

         2. Joint Escrow Agents will be William M. Gustavson ("Gustavson") and Patrick F. Fischer ("Fischer"). The Escrow Agents shall set up a joint escrow account with both signatures required for any disbursements.

         3. The escrow account shall total $75,000. The $75,000 will be derived from a check issued by Pocketscript LLC to Patrick Fischer and William Gustavson as Escrow Agents, after voiding Check No. 179 on Pocketscript's account dated February 5, 2004, through McDonald Investments (copy attached). These funds will be deposited as soon as reasonably possible.

         4. Defendant Ramp Corporation shall notify Pocketscript LLC to void Check No, 179 and reissue $75,000 to Gustavson and Fischer as Escrow Agents. The escrow amount will be held as security for Defendants' obligation under paragraph I above during the Trading Period.

         5. At the completion of the Trading Period, Gustavson and Fischer shall issue a check to Angel Ventures LLC for the benefit and consideration of all Plaintiffs in the amount of $25,000. All remaining funds shall then be disbursed to Ramp Corporation (less any amounts disbursed under paragraph 1 above).

         6. The Trading Period shall not exceed 15 trading days (business days). It shall commence on the next business day after Plaintiffs receive the shares or the Company [Defendant] authorizes in writing Plaintiffs to begin selling. It shall end on the earlier of 15 trading days after commencement or whenever the
2.5 million shares have been sold. The Plaintiffs will sell no more than 750,000 shares on any single day.

         7. The Parties and Angel Ventures LLC will execute mutual releases and file stipulations of dismissal with prejudice within ten (10) days of complete disbursal of the escrow account.

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         8. The Defendants will file the necessary registration statement for issuance of shares with the SEC as soon as possible, but not later than April 30, 2005. (a) To calculate the value of any unsold shares at the end of the Trading Period, for the purposes of determining the amount due to Plaintiffs as the guaranty under paragraph 1, the average of the coverage closing price of the last 5 days shall be used.

         9. If the SEC determines not to review the registration, the Defendant Ramp Corporation will immediately request expedited issuance.

         10. Lawrence Waldman represents that he has the authority to settle and enter into these agreements on behalf of all Plaintiffs and of Angel Ventures LLC.

         11. Louis Hyman represents that he has authority to settle and enter into these agreements on behalf of Ramp Corporation and its predecessor, Medix Resources, Inc. and Darryl R. Cohen.

         12. The Parties intend this agreement to be legally binding and governed by Ohio Law. Each party is to bear its own costs (including a half share of the mediation fee).


Dated :___________________          ______________________

                                    Lawrence Waldman

                                    Individually and on behalf of Plaintiffs

                                    Angel Ventures LLC



Dated:____________________          ______________________

                                    Louis Hyman

                                    On behalf of Ramp Corporation as successor

                                    to Medix Resources, Inc. and

                                    Darryl R. Cohen